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                       PREFERRED STOCK PURCHASE AGREEMENT


                                  by and among


                                  US LEC CORP.

                                       and

                the Persons listed on Schedule 1 attached hereto



                           Dated as of April 11, 2000
                      ------------------------------------

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

                                TABLE OF CONTENTS
                                                                            Page
ARTICLE I  DEFINITIONS.........................................................1
   1.1   Definitions...........................................................1
   1.2   Accounting Terms......................................................9

ARTICLE II  PURCHASE AND SALE OF PREFERRED STOCK..............................10
   2.1   Purchase and Sale of the Preferred Stock.............................10
   2.2   Closing..............................................................10

ARTICLE III  CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE..........10
   3.1   Representations and Warranties.......................................10
   3.2   Compliance with this Agreement.......................................11
   3.3   Officer's Certificate................................................11
   3.4   Secretary's Certificate, Good Standing Certificates..................11
   3.5   Transaction Documents................................................11
   3.6   Payment of Fees......................................................11
   3.7   Purchase Permitted by Applicable Laws................................12
   3.8   Opinions of Counsel..................................................12
   3.9   HSR Clearance........................................................13
   3.10     Certificate of Designation........................................13
   3.11     Preferred Stock Certificate.......................................13
   3.12     Required Contractual Consents.....................................13
   3.13     Voting and Tag-Along Agreement....................................13
   3.14     Amendment to Senior Loan Agreement................................13
   3.15     Required Governmental Consents....................................13
   3.16     Regulatory Events.................................................14
   3.17     Amendment of Bylaws...............................................14
   3.18     Option Agreement..................................................14
   3.19     Corporate Governance Agreement....................................14
   3.20     Registration Rights Agreement.....................................14
   3.21     Listing of Shares.................................................14
   3.22     Amendment to Class B Stockholders Agreement.......................14

ARTICLE IV  CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE..............14
   4.1   Representations and Warranties True..................................15
   4.2   Compliance with this Agreement.......................................15
   4.3   Issuance Permitted by Requirements of Laws...........................15
   4.4   HSR Clearance........................................................15
   4.5   Opinion of Counsel...................................................15
   4.6   Transaction Documents................................................15

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................15
   5.1   Organization and Qualification.......................................15
   5.2   Authority and Authorization..........................................16
   5.3   Execution and Binding Effect.........................................16

   5.4   Governmental Authorizations..........................................16
   5.5   Regulatory Authorizations............................................16
   5.6   Agreements and Other Documents.......................................17
   5.7   Absence of Conflicts.................................................17
   5.8   Financial Statements.................................................17
   5.9   Disclosure...........................................................18
   5.10     Compliance with Material Agreements...............................18
   5.11     Labor Matters.....................................................18
   5.12     Litigation........................................................18
   5.13     Rights to Property................................................19
   5.14     Taxes.............................................................19
   5.16     No Brokerage Fees.................................................20
   5.17     ERISA.............................................................20
   5.18     Intellectual Property.............................................20
   5.19     Environmental.....................................................21
   5.20     Subsidiaries......................................................21
   5.21     Transactions with Affiliates......................................21
   5.22     Capitalization....................................................21
   5.23     Commission Filings................................................22
   5.24     Investment Company; Public Utility Holding Company................22
   5.25     Securities Act....................................................22
   5.26     Books and Records.................................................23
   5.27     Certain Payments..................................................23
   5.28     Year 2000 Compliance..............................................23
   5.29     Trade Relations...................................................23

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................23
   6.1   Authorization; No Contravention......................................23
   6.2   Binding Effect.......................................................24
   6.3   Accredited Investor; Purchase for Own Account........................24
   6.4   Governmental Authorizations..........................................25
   6.5   No Brokers or Finders................................................25
   6.6   Ownership of Company Securities; Voting and Other Agreements.........25

ARTICLE VII  COVENANTS........................................................25
   7.1   HSR Clearance........................................................25
   7.2   Reservation of Shares................................................26
   7.3   PUC Consents.........................................................26
   7.4   Delivery of Financial and Business Information.......................26
   7.5   Access to Properties.................................................27
   7.6   Pre-Closing Covenants................................................27
   7.7   Exclusivity..........................................................27
   7.8   Tax Matters..........................................................28
   7.9   Confidentiality......................................................28
   7.10     Schedule 13D and 13G..............................................29
   7.11     Election of Directors.............................................29

   7.12     Series C Designation..............................................29
   7.13     Additional Covenant...............................................29

ARTICLE VIII  INDEMNIFICATION; TERMINATION....................................29
   8.1   Indemnification......................................................29
   8.2   Notification.........................................................30
   8.3   Termination..........................................................30

ARTICLE IX  MISCELLANEOUS.....................................................31
   9.1   Claims and Suits Under Section 8.1...................................31
   9.2   Notices..............................................................31
   9.3   Successors and Assigns...............................................33
   9.4   Determinations, Requests or Consents.................................33
   9.5   Counterparts.........................................................33
   9.6   Headings.............................................................33
   9.7   Governing Law........................................................33
   9.8   Severability.........................................................33
   9.9   Rules of Construction................................................34
   9.10     Entire Agreement..................................................34
   9.12     Publicity.........................................................35
   9.13     Further Assurances................................................35

         SCHEDULES

         Schedule 1          -   Closing Purchasers
         Schedule 5.4        -   Governmental Authorizations
         Schedule 5.5        -   Regulatory Authorizations
         Schedule 5.6        -   Agreements and Other Documents
         Schedule 5.7        -   Absence of Conflicts
         Schedule 5.8        -   Financial Statements
         Schedule 5.10       -   Compliance with Material Agreements
         Schedule 5.12       -   Labor Matters and Litigation
         Schedule 5.14       -   Taxes
         Schedule 5.15       -   No Material Adverse Change
         Schedule 5.16       -   Brokerage Fees
         Schedule 5.18       -   Intellectual Property
         Schedule 5.20       -   Subsidiaries
         Schedule 5.21       -   Transactions with Affiliates
         Schedule 5.22       -   Capitalization
         Schedule 5.29       -   Trade Relations
         Schedule 6.5        -   Brokers or Finders

         EXHIBITS

         Exhibit A       -   Form of Certificate of Designation
         Exhibit B       -   Bylaws

         Exhibit C       -   Form of Corporate Governance Agreement
         Exhibit D       -   Form of Registration Rights Agreement
         Exhibit E       -   Form of Officer's Certificate
         Exhibit F       -   Form of Secretary's Certificate
         Exhibit G       -   Form of Preferred Stock Certificate
         Exhibit H       -   Form of Voting and Tag-Along Agreement
         Exhibit I       -   Form of Amendment to Senior Loan Agreement
         Exhibit J       -   Form of Option Agreement
         Exhibit K       -   Form of Certificate of Designation for Series C
                             Preferred Stock
         Exhibit L       -   Form of Series C Preferred Stock Purchase Agreement
         Exhibit M       -   Additional Covenant

                       PREFERRED STOCK PURCHASE AGREEMENT


         THIS PREFERRED STOCK PURCHASE AGREEMENT is dated as of April 11, 2000, by and among US LEC CORP., a Delaware corporation (the "Company"), and the Persons whose names are set forth on Schedule 1 attached hereto (individually, a "Purchaser" and collectively, the "Purchasers").

                              STATEMENT OF PURPOSE

         WHEREAS, the Company will designate a new series of its preferred stock, par value $0.01 per share, which shall be called the Company's Series A Convertible Preferred Stock (the "Preferred Stock"), which shall be convertible into shares of the Company's Class A common stock, par value $0.01 per share, in accordance with the terms of the Company's Certificate of Designation amending the Company's Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the "Certificate of Designation");

         WHEREAS, the Purchasers wish to purchase at the Closing (as defined below), upon the terms and conditions stated in this Agreement, the number of shares of the Preferred Stock set forth opposite their name on Schedule 1 attached hereto for an aggregate of 200,000 shares of the Preferred Stock to be purchased by the Purchasers; and

         WHEREAS, the Company and the Purchasers have reached certain agreements with regard to the foregoing transactions, all upon the terms and conditions more particularly described herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1      DEFINITIONS.

         As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

"AFFILIATE" means, with respect to a Person, (a) any director, executive officer, general partner, managing member or other manager of such Person, (b) any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and (c) if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual's immediate family and any Person who is controlled by any such member or trust. The term "control" means (i) the power to vote 25% or more of the securities or other equity interests of a Person having ordinary voting power (on a fully diluted basis), or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "AGREEMENT" means this Preferred Stock Purchase Agreement, as amended or supplemented from time to time.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Charlotte, North Carolina are authorized or required by law or executive order to close.

         "BYLAWS" means the Bylaws of the Company as amended pursuant to Section
3.17 on or prior to the Closing Date and attached hereto as Exhibit B.

         "CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Company relating to the Preferred Stock filed with the Secretary of State of the State of Delaware on or prior to the Closing Date and attached hereto as Exhibit A, as subsequently amended, supplemented or otherwise modified.

         "CERTIFICATE OF INCORPORATION" means the Restated Certificate of Incorporation of the Company as in effect on the date hereof and as amended by the Certificate of Designation.

         "CLASS B COMMON STOCK" means the Company's Class B common stock, par value $0.01 per share or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "CLOSING" has the meaning assigned thereto in Section 2.2.

         "CLOSING DATE" has the meaning assigned thereto in Section 2.2.

         "CLOSING FAILURE" has the meaning assigned thereto in Section 8.3(a).

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

         "COMMISSION" means the United States Securities and Exchange
Commission.

         "COMMON STOCK" means the Company's Class A common stock, par value $0.01 per share or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "COMMUNICATIONS LAW" means any and all of (i) the Telecommunications Act of 1996, the Communications Act of 1934, any similar or successor federal statute to either and the rules and regulations of the FCC thereunder; and (ii) any state law governing the provision of telecommunications services and the rules and regulations of the PUC, all as the same may be in effect from time to time.

         "COMPANY" has the meaning assigned thereto in the Preamble.

         "COMPANY INDEMNIFIED PARTY" has the meaning assigned thereto in Section 8.1.

         "COMPANY LIABILITIES" has the meaning assigned thereto in Section 8.1.

         "COMPETITOR" means any Person that is (directly or through one or more Affiliates) both (i) engaged in the business of providing telecommunication services offered by the Company and its Subsidiaries that generate at least 25% of the Company's consolidated revenues as of the date of the Company's most recent Form 10-K or 10-Q filed with the Commission and the revenues of such Person attributable to such services exceed $50 million annualized and (ii) a competitor of the Company operating in at least 25% of the MSAs (Metropolitan Statistical Areas) in which the Company and its Subsidiaries are operating as of the time of the proposed Transfer.

         "CONTRACTUAL OBLIGATIONS" means, with respect to a Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

         "CORPORATE GOVERNANCE AGREEMENT" means the Corporate Governance Agreement dated as of the Closing Date among the Company and the Purchasers listed on the signature pages thereto and attached hereto as Exhibit C.

         "DGCL" has the meaning assigned thereto in Section 2.1.

         "ENVIRONMENTAL LAW" means any federal, state, foreign or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any legally binding judicial or administrative order, consent decree or judgment, relating to the environment, employee, health and safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 201 & 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. ss. 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. ss.1801 et seq. and the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FCC" means the Federal Communications Commission of the United States of America, and any successor, in whole or in part, to its jurisdiction.

         "FINANCIAL STATEMENTS" has the meaning assigned thereto in Section 5.8.

         "GAAP" means generally accepted United States accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination.

         "GOVERNMENTAL AUTHORITY" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "HAZARDOUS MATERIALS" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas;
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous substances", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar meaning and effect, under any applicable Environmental Law; and (iii) any other chemical, material or substance the release of which is prohibited, limited or regulated by any Environmental Law.

         "INDEBTEDNESS" means as to any Person, at a particular time, (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such Person otherwise assures a creditor against loss, (b) obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which obligations such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss, (c) obligations of such Person to purchase or repurchase accounts receivable, chattel paper or other payment rights sold or assigned by such Person, (d) indebtedness or obligations of such Person under or with respect to letters of credit, notes, bonds or other debt instruments (other than letters of credit that are cash collateralized) and
(e) all obligations of such Person under any interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in interest rates, in each case whether contingent or matured.

         "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

         "MATERIAL ADVERSE CHANGE" means a material adverse change in (i) the business, operations, assets, condition (financial or otherwise) or properties of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to perform its obligations, taken as a whole, under the Transaction Documents.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect upon (i) the business, operations, assets, condition (financial or otherwise) or properties of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform its obligations, taken as a whole, under the Transaction Documents.

         "MATERIAL CONTROVERSY" means a controversy that arises among the Company and any of the holders of the Company's outstanding Common Stock in respect of the purchase of the Preferred Stock pursuant to this Agreement, the issuance of the Option Agreement, the potential issuance of the Option Preferred Stock under the Option Agreement, and the proposed issuance and sale by the Company of up to 25,000 shares of the Company's Series C Convertible Preferred Stock to some or all of the lenders under the Senior Loan Agreement.

         "MULTIEMPLOYER PLAN" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

         "OPTION AGREEMENT" means the Option Agreement dated as of the Closing Date among the Company and the Purchasers listed in the signature pages thereto and attached hereto as Exhibit J.

         "OPTION PREFERRED STOCK" means the Series B Convertible Preferred Stock of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "OPTION STOCK DESIGNATION" means the Certificate of Designation of the Company relating to the Option Preferred Stock to be filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the Option Agreement, as subsequently amended, supplemented or otherwise modified.

         "ORGANIZATIONAL DOCUMENTS" means with respect to a corporation, the articles of incorporation and by-laws of such corporation; with respect to a partnership, the certificate of partnership (or limited partnership, as applicable) and partnership agreement, together with the analogous documents for any corporate or partnership general partner; and in any case, any other document governing the formation and conduct of business by such entity.

         "OTHER PROPOSAL" has the meaning assigned thereto in Section 7.8

         "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to its functions.

         "PERMITTED TRANSFEREE" means (i) any Affiliate of any Purchaser to whom a Purchaser or another Affiliate of any Purchaser transfers Preferred Stock, rights under the Option Agreement, or Option Preferred Stock, (ii) any other Person to whom a Purchaser or an Affiliate of any Purchaser transfers Preferred Stock, rights under the Option Agreement, or Option Preferred Stock with the prior written consent of the Board of Directors and (iii) any Person to whom a transferee described in clause (ii) transfers Preferred Stock, rights under the Option Agreement, or Option Preferred Stock with the prior written consent of the Board of Directors and (iv) any THL Holder (as defined in the Corporate Governance Agreement) and any of the funds affiliated with Bain Capital, Inc. and any general or limited partner of such funds; provided, however, that in no event shall any such transferee or proposed transferee under any of clauses (i),
(ii), (iii), or (iv) be a Competitor or Person acting as a representative of a Competitor. No transfer otherwise permissible shall be effective unless the Permitted Transferee agrees in writing expressly for the Company's benefit to be bound by the provisions of this Agreement, and in this event, the transferor shall not be liable for the transferee's performance of its obligations under this Agreement.

         "PERSON" means any individual, firm, corporation, partnership, trust, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

         "PLAN" means (i) an "employee pension plan" as defined in Section 3(2) of ERISA, (ii) an "employee welfare benefit plan" as defined in Section 3(1) of ERISA or (iii) any other employee benefit or fringe benefit plan or program, whether established by Requirements of Law, a written agreement or other instrument, or custom or informal understanding.

         "PREFERRED STOCK" means the Series A Convertible Preferred Stock of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "PROXY STATEMENT" has the meaning assigned thereto in Section 7.7.

         "PUC" means the public utilities commission for any state or any other jurisdiction, or any successor agency, and any successor, in whole or in part, to its functions or jurisdictions.

         "PURCHASER(S)" has the meaning assigned thereto in the Preamble and their successors and permitted assigns.

         "PURCHASER PREFERRED STOCK" means the Series A Preferred Stock and the Option Preferred Stock.

         "PURCHASER REGULATORY EVENT" means any event in which any Purchaser becomes subject to regulation as a "carrier," a "telephone company," a "common carrier," a "public utility," or otherwise under any applicable law or governmental regulation, federal, state or local, as a result of the purchase of the Preferred Stock pursuant to this Agreement, the assumed purchase of 100,000 shares of Option Preferred Stock pursuant to the Option Agreement at the Closing, and the execution and delivery of the Transaction Documents by the parties thereto at the Closing.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of the Closing Date among the Company and the Purchasers listed on the signature pages thereto and attached hereto as Exhibit D.

         "REGULATION D" means Rule 506 of Regulation D as promulgated by the Commission.

         "REGULATORY AUTHORIZATIONS" means all approvals, authorizations, licenses, filings, notices, registrations, consents, permits, exemptions, registrations, qualifications, designations, declarations, or other actions or undertakings made by, to or in respect of any telecommunications Governmental Authority, including any certificates of public convenience and all grants, approvals, licenses, filings and registrations from or to the FCC or any PUC or under any Communications Law necessary in order to enable the Company or its Subsidiaries to provide telecommunications service of the type provided or proposed to be provided by such entity as of the date hereof.

         "REGULATORY EVENT" means any of the following events: (i) the Company or any of its Subsidiaries becomes subject to regulation by any Governmental Authority in any way that is materially different from the regulation existing at the date hereof and that would reasonably be expected to have a Material Adverse Effect, or (ii) the FCC or any PUC issues an order revoking, denying or refusing to renew, or recommending the revocation, denial or non-renewal of, any Regulatory Authorization that would reasonably be expected to have a Material Adverse Effect; provided, however, that the term "Regulatory Event" shall not include (x) any adverse decision by the FCC, any PUC or Governmental Authority regarding reciprocal compensation for enhanced service provider (including Internet service provider) telecommunications traffic or the ability of the Company or any of its Subsidiaries to collect such reciprocal compensation or
(y) the FCC, any PUC or Governmental Authority enacts Requirements of Law which restrict, prevent or limit the billing, calculation, collection or payment of reciprocal compensation for enhanced service provider (including Internet service provider) telecommunications traffic.

         "REPORTABLE EVENT" has the meaning assigned thereto in ERISA for which notice has not been waived by regulation.

         "REPRESENTATIVES" has the meaning assigned thereto in Section 7.9.

         "REQUIRED HOLDERS" has the meaning assigned thereto in Section 9.4.

         "REQUIREMENTS OF LAW" means, with respect to a Person, the Organizational Documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license, permit or franchise or determination of an arbitrator or a court or the FCC, PUC or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein, including all applicable common law, all provisions of all applicable material state and federal constitutions, statutes, rules, regulations and orders of all governmental bodies, all Regulatory Authorizations issued to the Company or its Subsidiaries, all Communications Laws and all Environmental Laws.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SENIOR LOAN AGREEMENT" means the Second Amended and Restated Loan and Security Agreement dated as of December 20, 1999 to which the Company is a party as a borrower, as amended from time to time in accordance with the terms thereof.

         "SENIOR LOAN DOCUMENTS" means the Senior Loan Agreement and each other Loan Document as defined and referred to in the Senior Loan Agreement, as amended from time to time in accordance with the terms thereof.

         "SERIES C DESIGNATION" means the Certificate of Designation of the Company relating to the Series C Preferred Stock to be filed with the Secretary of State of the State of Delaware in the form attached hereto as Exhibit K.

         "SERIES C PREFERRED STOCK" means the Series C Convertible Preferred Stock of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted.

         "SERIES C PREFERRED STOCK PURCHASE AGREEMENT" means the Series C Preferred Stock Purchase Agreement in the form attached hereto as Exhibit L.

         "STOCK OPTION PLAN" means the 1998 Omnibus Stock Plan of the Company as in effect on the date hereof, as it may be amended from time to time, and any and all stock options and other stock-based awards issued pursuant thereto.

         "SUBSIDIARY" means, as to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

         "TAXES" means all taxes, assessments, fees and other charges levied upon the properties of the Company and its Subsidiaries as shown upon all federal, state and local tax returns and reports, U.S. and non-U.S., required to be filed by such entity.

         "TAX RETURN" means any return (including any information return), report, statement, form or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Taxes.

         "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Certificate of Incorporation, the Certificate of Designation, the Option Stock Designation, the Bylaws, the Corporate Governance Agreement, the Registration Rights Agreement, the Voting and Tag-Along Agreement and the Option Agreement.

         "UNDERLYING COMMON STOCK" means all shares of Common Stock issued or issuable upon conversion of (i) the Preferred Stock issued pursuant to this Agreement and (ii) the Option Preferred Stock actually issued pursuant to the Option Agreement as of the date of any determination (which number shall be determined, with respect to any given date, based upon the conversion price with respect to the Preferred Stock or Option Preferred Stock, as applicable, in effect as of such date without giving effect to the one year limitation on conversion) without regard to any preferential dividends that accrue or are issued or paid with respect to the Preferred Stock pursuant to the Certificate of Designation or the Option Preferred Stock pursuant to the Option Stock Designation.

         "UNITED STATES" and "U.S." shall mean the United States of America.

         "VOTING AND TAG-ALONG AGREEMENT" means the Voting and Tag-Along Agreement dated as of the Closing Date by and among the Purchasers and Richard
T. Aab, Melrich Associates, L.P., Tansukh V. Ganatra and SuperSTAR Associates Limited Partnership and attached hereto as Exhibit H.

         "YEAR 2000 COMPLIANT" means that the computer systems and switches and related equipment and software (i) are capable of recognizing, processing, managing, representing, interpreting, and manipulating correctly date-related data for dates earlier and later than January 1, 2000, (ii) have the ability to provide date recognition for any data element without limitation (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any change in operations associated with the advent of the year 2000, (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (v) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000, (vi) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (vii) have the ability to recognize all "leap years," including February 29, 2000.

         1.2 ACCOUNTING TERMS. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" shall mean such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur.

                                   ARTICLE II

                      PURCHASE AND SALE OF PREFERRED STOCK

         2.1 PURCHASE AND SALE OF THE PREFERRED STOCK. Subject to the terms and conditions hereof, the Company agrees to issue to the Purchasers, and each Purchaser agrees severally and not jointly to purchase from the Company, on the Closing Date, the number of shares of the Preferred Stock set forth opposite such Purchaser's name on Schedule 1 for a purchase price of $1,000 per share for an aggregate purchase price of $200,000,000. The Preferred Stock shall have the powers, rights and preferences as set forth in the Certificate of Designation, which Certificate of Designation will be duly adopted by the Board of Directors prior to the Closing Date in accordance with the provisions of Section 151 of the Delaware General Corporation Law of the State of Delaware (the "DGCL") and will be filed with the Secretary of State of the State of Delaware prior to or contemporaneously with the Closing Date pursuant to the DGCL. A true and correct copy of the Certificate of Incorporation of the Company as currently in effect prior to the adoption and filing of the Certificate of Designation has heretofore been furnished to the Purchasers by the Company.

         2.2 CLOSING. Subject to the terms and conditions of this Agreement, the issuance and purchase of the Preferred Stock shall take place at the closing (the "Closing") to be held at the offices of Moore & Van Allen, PLLC, Charlotte, North Carolina, at 10:00 a.m., on April __, 2000, or at such other time and place as the Company and the Purchasers may agree in writing (the "Closing Date"). At the Closing, the Company shall deliver to the Purchasers certificates representing the 200,000 shares of the Preferred Stock against delivery to the Company by the Purchasers of the purchase price therefor by wire transfer of immediately available funds.


                                   ARTICLE III

             CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE

         The obligation of each Purchaser to purchase the number of shares of Preferred Stock set forth opposite its name on Schedule 1 at the Closing, to pay the purchase price therefor at the Closing and to perform any other obligations hereunder shall be subject to the reasonable satisfaction as determined by each Purchaser of the following conditions on or before the Closing Date:

         3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 5 hereof shall be true and correct (i) when made and (ii) on and as of the Closing Date as if made on and as of such date (except for representations and warranties that speak as of a specific date in which case the representation or warranty only need be true and correct as of the specified date).

         3.2 COMPLIANCE WITH THIS AGREEMENT. The Company shall have performed and complied in all material respects with all of the agreements, obligations, covenants and conditions set forth in this Agreement or any other Transaction Document or contemplated herein or therein that are required to be performed or complied with by the Company on or before the Closing Date.

         3.3 OFFICER'S CERTIFICATE. Each Purchaser shall have received a certificate dated as of the Closing Date from the chief executive officer and chief financial officer of the Company, substantially in the form of Exhibit E, to the effect that (a) all representations and warranties of the Company contained in this Agreement and the Option Agreement are true and correct, (b) the Company is not in violation in any material respect of any of the covenants contained in this Agreement, (c) all conditions precedent to the Closing to be performed by the Company have been duly performed in all material respects, and
(d) no Material Controversy has occurred prior to Closing.

         3.4 SECRETARY'S CERTIFICATE, GOOD STANDING CERTIFICATES. Each Purchaser shall have received a certificate from the Company dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit F, certifying (a) that the attached copies of the Certificate of Incorporation, Bylaws or other applicable governance documents and resolutions of the Board of Directors of the Company (i) authorizing the issuance of the Preferred Stock pursuant to this Agreement, the issuance of the Option Preferred Stock pursuant to the Option Agreement and the issuance of any Common Stock upon conversion thereof and (ii) approving this Agreement, each of the other Transaction Documents and the transactions contemplated hereby and thereby to which it is a party, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of the Company executing this Agreement and the other Transaction Documents to which it is a party and any other document delivered in connection herewith or therewith on behalf of the Company and (c) as to the good standing of the Company and its Subsidiaries in each such company's state of incorporation.

         3.5 TRANSACTION DOCUMENTS. Each Purchaser shall have received and approved true, complete and correct copies of the executed Transaction Documents, each of which will be in full force and effect as of the Closing Date.

         3.6 PAYMENT OF FEES. There shall have been paid by the Company to Bain Capital Partners VI, L.P. a funding fee equal to 1% of the amount funded by Bain Capital CLEC Investors, L.L.C. at the Closing, (b) to Thomas H. Lee Equity Advisors IV, L.P. a funding fee equal to 1% of the amount funded by all Purchasers other than Bain Capital CLEC Investors, L.L.C. at the Closing and (c) to each Purchaser all legal fees and expenses required to be paid or reimbursed to such Purchaser by the Company pursuant to Section 9.11 hereof. In addition, the Company shall have paid in full all fees due to First Union Securities, Inc. in connection with the transactions contemplated by this Agreement as of the Closing.

         3.7 PURCHASE PERMITTED BY APPLICABLE LAWS. The acquisition of and payment for the Preferred Stock to be acquired by each Purchaser at the Closing and the consummation of the transactions contemplated hereby at the Closing (a) shall not be prohibited by any Requirement of Law, and (b) shall not subject any Purchaser to any penalty or, in its reasonable judgment, other adverse condition under or pursuant to any Requirement of Law.

         3.8 OPINIONS OF COUNSEL. The Purchasers shall have received (a) from Moore & Van Allen, PLLC, special legal counsel for the Company, a favorable opinion as of the Closing Date, to the effect that: (i) the Company is duly organized as a corporation under the DGCL; (ii) the Company is validly existing and in good standing in the jurisdiction of its incorporation and has the requisite corporate power to own or lease and operate its property, and to carry on its business as currently conducted; (iii) each of this Agreement and the other Transaction Documents executed by the Company is a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability; (iv) the Company's execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party were duly authorized by all corporate actions required under its Organizational Documents and the DGCL; (v) the issuance of the Preferred Stock and Option Preferred Stock, including the issuance of Preferred Stock and Option Preferred Stock as preferential dividends pursuant to the Certificate of Designation and the Option Stock Designation, has been duly authorized by all corporate action required under the Company's Organizational Documents; (vi) each of the Certificate of Designation and the Option Stock Designation has been duly authorized by all corporate action required under the Company's Organizational Documents and the Certificate of Designation has been filed with the Secretary of State of Delaware; (vii) the execution, delivery and performance of the Transaction Documents to which the Company is a party will not (x) violate the Certificate or Bylaws or (y) violate, to such counsel's knowledge, any order, writ, injunction or decree of any Governmental Authority;
(viii) upon issuance at the Closing, the Preferred Stock will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or be subject to any preemptive rights, and the issuance of the shares of Common Stock issuable upon conversion of the Preferred Stock has been duly authorized and such shares have been duly reserved for issuance, and upon issuance will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or be subject to any preemptive rights; and (ix) upon issuance pursuant to the terms of the Option Agreement, the Option Preferred Stock will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or be subject to any preemptive rights, and the issuance of the shares of Common Stock issuable upon conversion of the Option Preferred Stock has been duly authorized and such shares have been duly reserved for issuance, and upon issuance will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or be subject to any preemptive rights; and
(b) from Swidler Berlin Shereff Friedman, LLP, special regulatory counsel to the Company, a favorable opinion as of the Closing Date to the effect that: (i) no consents or approvals of the FCC or any PUC are required for the purchase of the Preferred Stock pursuant to this Agreement, the purchase of 100,000 shares of Option Preferred Stock at the Closing pursuant to the Option Agreement, and the execution and delivery at the Closing of the Transaction Documents by the parties thereto; and (ii) neither the execution and delivery of this Agreement or the Option Agreement by the Company and the Purchasers, the purchase of the Preferred Stock and the purchase of 100,000 shares of Option Preferred Stock at the Closing pursuant to the terms thereof, nor the execution and delivery at the Closing of the other Transaction Documents by the parties thereto, will, in and of themselves, subject the Purchasers to regulation as common carriers or telephone companies under the Communications Act (as defined in such opinion) or State Telecommunications Act (as defined in such opinion) or State Telecommunications Laws (as defined in such opinion) in those states in which the Company and its Subsidiaries are certified to operate as of the Closing. For purposes of the opinion to be delivered pursuant to clause (b), Swidler Berlin Shereff Friedman, LLP may assume that 100,000 shares of Option Preferred Stock are purchased under the Option Agreement at the Closing.

         3.9 HSR CLEARANCE. Any required clearance under the Hart-Scott-Rodino Act to sell the Preferred Stock upon the terms of this Agreement shall have been obtained.

         3.10 CERTIFICATE OF DESIGNATION. On or prior to the Closing, the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware, all in accordance with the applicable provisions of the DGCL, and the Certificate of Designation shall constitute a legal and valid amendment of the Certificate of Incorporation and, as of the Closing, the Certificate of Incorporation shall not have been otherwise amended.

         3.11 PREFERRED STOCK CERTIFICATE. Each Purchaser shall have received from the Company a duly executed preferred stock certificate, substantially in the form of Exhibit G, dated the Closing Date representing the number of shares of Preferred Stock purchased by it at the Closing.

         3.12 REQUIRED CONTRACTUAL CONSENTS. The Company shall have received any consents required pursuant to the terms of the Senior Loan Agreement or any other material Contractual Obligation in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

         3.13 VOTING AND TAG-ALONG AGREEMENT. The Purchasers shall have received a Voting and Tag-Along Agreement, substantially in the form of Exhibit H, dated the Closing Date duly executed by all parties thereto.

         3.14 AMENDMENT TO SENIOR LOAN AGREEMENT. Each Purchaser shall have received a copy of an amendment to the Senior Loan Agreement, substantially in the form of Exhibit I, duly executed by all parties thereto.

         3.15 REQUIRED GOVERNMENTAL CONSENTS. The Company shall have received all Regulatory Authorizations and other Governmental Authority approvals or consents required in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions to be performed by the Company contemplated by the Transaction Documents.

         3.16 REGULATORY EVENTS. No Regulatory Event or Purchaser Regulatory Event shall have occurred and be continuing or shall occur as a result of the purchase of the Preferred Stock at the Closing.

         3.17 AMENDMENT OF BYLAWS. The Bylaws shall have been amended (i) to permit the holders of at least 50,000 of the outstanding shares of Purchaser Preferred Stock to call for a meeting of the Company's stockholders, (ii) to permit any two directors to call a meeting of the Company's board of directors,
(iii) to establish the size of the Company's board at seven directors, (iv) to require regular meetings of the Company's board of directors to be held at least once during each of the Company's fiscal quarters and (v) to provide that no amendment to the preceding provisions of the Bylaws shall be effective without the approval of holders of 50,000 of the outstanding shares of Purchaser Preferred Stock. The Bylaws as so amended shall be in full force and effect as of the Closing and shall not have been further amended.

         3.18 OPTION AGREEMENT. The Purchasers shall have received an Option Agreement, substantially in the form of Exhibit J, dated the Closing Date duly executed by all parties thereto.

         3.19 CORPORATE GOVERNANCE AGREEMENT. The Purchasers shall have received a Corporate Governance Agreement, substantially in the form of Exhibit C, dated the Closing Date duly executed by all parties thereto.

         3.20 REGISTRATION RIGHTS AGREEMENT. The Purchasers shall have received a Registration Rights Agreement, substantially in the form of Exhibit D, dated the Closing Date duly executed by all parties thereto.

         3.21 LISTING OF SHARES. The Company shall have filed with The Nasdaq Stock Market notice of the maximum number of shares of Common Stock potentially issuable pursuant to the terms of the Certificate of Designation and the Option Stock Designation other than any such shares as may be issuable upon an adjustment in the conversion price of the Preferred Stock or the Option Preferred Stock.

         3.22 AMENDMENT TO CLASS B STOCKHOLDERS AGREEMENT. The Purchasers shall have received, in form and substance reasonably satisfactory to the Purchasers, the Second Amended and Restated Stockholders' Agreement among the holders of the Class B Common Stock duly executed by all such holders and in full force and effect as of the Closing Date.


                                   ARTICLE IV

              CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE

         The obligations of the Company to issue and sell the Preferred Stock at the Closing and to perform its other obligations hereunder at the Closing shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:

         4.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of each of the Purchasers contained in Section 6 hereof shall be true and correct on and as of the Closing Date as if made on and as of such date.

         4.2 COMPLIANCE WITH THIS AGREEMENT. Each of the Purchasers shall have performed and complied in all material respects with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by each of the Purchasers on or before the Closing Date.

         4.3 ISSUANCE PERMITTED BY REQUIREMENTS OF LAWS. The issuance of the Preferred Stock to be issued by the Company hereunder at the Closing and the consummation of the transactions contemplated hereby at the Closing (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

         4.4 HSR CLEARANCE. Any required clearance under the Hart-Scott-Rodino Act to acquire the Preferred Stock upon the terms of this Agreement shall have been obtained.

         4.5 OPINION OF COUNSEL. The Purchasers shall have delivered to the Company an opinion dated the Closing Date, from the Purchasers' counsel, Ropes & Gray, in form and substance reasonably acceptable to the Company and its counsel, to the effect that: (i) each Purchaser's execution, delivery and performance of this Agreement and the other Transaction Documents was duly authorized by the requisite corporate, fiduciary, limited liability company or partnership action required under its Organizational Documents and applicable state law; (ii) the officer, partner, trustee, managing member or managing director signing this Agreement and all other documents or instruments contemplated hereby in its name was duly authorized to do so; and (iii) each of this Agreement and the other Transaction Documents executed by such Purchaser is a legal, valid and binding obligation of such Purchaser enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability.

         4.6 TRANSACTION DOCUMENTS. The Company shall have received copies of each of the Transaction Documents duly executed by all parties thereto.


                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchasers, after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, as follows:

         5.1 ORGANIZATION AND QUALIFICATION. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of organization. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the failure to receive or retain such qualification would reasonably be expected to have a Material Adverse Effect. As to any such entity that is a limited liability company, each manager is duly organized, validly existing, in good standing under the laws of its state of organization, and duly qualified to do business and in good standing in each jurisdiction in which the failure to receive or retain such qualification would reasonably be expected to have a Material Adverse Effect.

         5.2 AUTHORITY AND AUTHORIZATION. Each of the Company and its Subsidiaries has all requisite corporate or limited liability company right, power, authority and legal right to carry on its business, to own or lease its properties and to execute and deliver and perform its obligations under this Agreement, and, in the case of the Company, to execute and deliver and to perform its obligations under the Transaction Documents and consummate the transactions contemplated by the Transaction Documents. The Company's execution, delivery and performance of the Transaction Documents and any other documents or instruments to be delivered pursuant thereto to which it is a party have been duly and validly authorized by all necessary corporate proceedings on the part of the Company. Upon issuance, the Preferred Stock, the Option Preferred Stock and any shares of such stock issuable as preferential dividends pursuant to the terms thereof, will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or subject to any preemptive rights, and the shares of Common Stock issuable upon conversion of the Preferred Stock, the Option Preferred Stock and any shares of stock issuable as preferential dividends pursuant to the terms thereof, have been duly authorized and, as of the Closing, will be reserved for issuance, and upon issuance will be validly issued, fully paid and nonassessable, and will not have been issued in violation of or be subject to any preemptive rights.

         5.3 EXECUTION AND BINDING EFFECT. This Agreement and all other Transaction Documents to which the Company is a party have been or will be duly and validly executed and delivered by the Company, and constitute or, when executed and delivered, will constitute, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights generally.

         5.4 GOVERNMENTAL AUTHORIZATIONS. Except as set forth on Schedule 5.4, no authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with the execution and delivery of this Agreement or any other Transaction Documents by the Company, consummation by the Company of the transactions herein or therein contemplated, performance of or compliance by the Company with the terms and conditions hereof or thereof or the legality, validity and enforceability hereof or thereof.

         5.5 REGULATORY AUTHORIZATIONS. Each of the Company and its Subsidiaries holds all Regulatory Authorizations necessary for the conduct of its business as now conducted and has conducted its business in substantial compliance with such Regulatory Authorizations. All such Regulatory Authorizations are in full force and effect, are subject to no further administrative or judicial review and are therefore final. The Regulatory Authorizations are listed on Schedule 5.5. No Regulatory Event has occurred and is continuing and no Regulatory Event will occur as a result of the consummation of the transactions contemplated by the Transaction Documents.

         5.6 AGREEMENTS AND OTHER DOCUMENTS. As of the date hereof, the Company has provided to the Purchasers, accurate and complete copies (or summaries) of all of the following agreements or documents to which the Company or any of its Subsidiaries is subject and each of which is listed on Schedule 5.6: (a) instruments or documents evidencing Indebtedness of the Company or its Subsidiaries and any security interest granted by the Company or its Subsidiaries with respect thereto; and (b) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of the Company or its Subsidiaries.

         5.7 ABSENCE OF CONFLICTS. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the consummation by the Company of the transactions herein or therein contemplated and the performance of or compliance with the terms and conditions hereof or thereof by the Company will not, directly or indirectly (and with or without notice or the passage of time or both), (a) violate any Requirements of Law applicable to the Company or its Subsidiaries; (b) conflict with or result in a breach of or a default under the Organizational Documents of the Company or its Subsidiaries or any Contractual Obligation to which the Company or its Subsidiaries is a party or by which such entity or its properties are bound; (c) result in the creation or imposition of any Lien upon any property (now owned or hereafter acquired); or (d) violate or conflict with, or give any Governmental Authority the right to challenge the transactions contemplated by the Transaction Documents or revoke, withdraw, suspend, cancel, terminate or modify, any Regulatory Authorization issued to or held by the Company or any Subsidiary (other than as set forth on Schedule 5.7).

         5.8 FINANCIAL STATEMENTS. The Company has furnished to the Purchasers the most recent annual financial statements (the "Financial Statements"), certified by the Chief Financial Officer or the Vice-President and Treasurer, including balance sheets and related statements of income, retained earnings and cash flow, as described on Schedule 5.8. Such Financial Statements (including the notes thereto) present fairly the financial condition of the Company and its Subsidiaries on a consolidated basis as of the end of such fiscal period and the results of its operations and the changes in its financial position for the fiscal period then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal period. Neither the Company nor its Subsidiaries has incurred any obligation or liability (absolute, contingent, liquidated or unliquidated) material to the Company and its Subsidiaries, taken as a whole, except for (i) those reflected in the Financial Statements on
Schedule 5.8, (ii) those that have been incurred or have arisen in the ordinary course of business since December 31, 1999, (iii) those disclosed in the Company's filings with the Commission, (iv) those listed on schedules attached to this Agreement and (v) those permitted or arising under this Agreement and the other Transaction Documents. The Company and each of its Subsidiaries have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their assets.

         5.9 DISCLOSURE. No representation or warranty made by the Company in this Agreement is or was false or misleading as of the date made in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading).

         5.10 COMPLIANCE WITH MATERIAL AGREEMENTS. As of the date hereof, except as set forth on Schedule 5.10, neither the Company nor any of its Subsidiaries, or to the Company's knowledge, any other party is in violation of any term of any material Contractual Obligation to which it is a party or by which it or its properties are bound that would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, except as set forth on Schedule 5.10, no event has occurred or circumstance exists that (with or without notice or the passage of time or both) would result in a default in a material respect under a material Contractual Obligation or would give any party to a Contractual Obligation the right to exercise any remedy under such Contractual Obligation or to cancel, terminate or modify such Contractual Obligation which would reasonably be expected to have a Material Adverse Effect. Except as set forth on
Schedule 5.10, neither the Company nor any Subsidiary has given notice to or received notice from any other Person relating to an alleged, possible or potential default under any material Contractual Obligation which would reasonably be expected to have a Material Adverse Effect.

         5.11 LABOR MATTERS. As of the date hereof, (a) no strikes or other material labor disputes against either the Company or its Subsidiaries are pending or, to either the Company or its Subsidiaries' knowledge, threatened;
(b) hours worked by and payment made to employees of the Company or any of its Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from either the Company or its Subsidiaries for employee health and welfare insurance have been paid or accrued as a liability on the books of such entity; (d) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (e) there is no organizing activity involving either the Company or its Subsidiaries pending or, to either the Company or its Subsidiaries' knowledge, threatened by any labor union or group of employees;
(f) there are no representation proceedings pending or, to any either the Company or its Subsidiaries' knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of either the Company or its Subsidiaries has made a pending demand for recognition; and (g) except as set forth in Schedule 5.12, there are no complaints or charges against either the Company or its Subsidiaries pending or, to the knowledge of the executive officers of the Company, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by either the Company or its Subsidiaries of any individual which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

         5.12     LITIGATION.
         (a) Except as set forth in Schedule 5.12, there is no pending action, suit or, to the Company's knowledge, threatened proceeding by or before any Governmental Authority against the Company or any of its Subsidiaries or affecting any of its properties, rights or licenses which if adversely decided would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for any action, suit or proceeding to be brought or threatened against the Company or any Subsidiary, in which an outcome adverse to the Company or Subsidiary would reasonably be expected to have a Material Adverse Effect. There is no pending or, to the Company's knowledge, threatened action, suit or proceeding that challenges the transactions contemplated by the Transaction Documents or that would have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by the Transaction Documents.

         (b) Neither the Company nor any Subsidiary is in violation of any applicable Requirements of Law the consequences of the violation of which would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, no event has occurred or circumstance exists that (with or without notice or the passage of time or both) would constitute or result in a violation by the Company or any Subsidiary of any applicable Requirements of Law the consequences of the violation of which would reasonably be expected to have a Material Adverse Effect.

         5.13 RIGHTS TO PROPERTY. Each of the Company and its Subsidiaries has good and marketable title, subject only to the encumbrances permitted under the Senior Loan Agreement, to all personal property purported to be owned by it and to all property reflected in the most recent balance sheet referred to in
Section 5.8 (except as sold or otherwise disposed of in the ordinary course of business as no longer used or useful in the conduct of the business). Each lease of real and personal property to which the Company or any of its Subsidiaries is a party is in full force and effect and, except for such defaults as would not have a Material Adverse Effect, is not subject to termination because of default or otherwise. The Company and its Subsidiaries do not own nor have they entered into any contract or commitment to acquire real property or any interest therein other than such Leases.

         5.14 TAXES.
         (a) Except as set forth in Schedule 5.14, all Tax Returns required to be filed by each of the Company and its Subsidiaries have been properly prepared, executed and filed and were correct and complete in all material respects, and all Taxes upon such entity or upon any of its respective properties, incomes, sales or franchises which are shown to be due and payable thereon have been paid, other than Taxes or assessments the validity or amount of which such entity is contesting in good faith. The Tax reserves and provisions for Taxes on the books of each of the Company and its Subsidiaries are adequate for all open years and for its current fiscal period. Except as set forth on Schedule 5.14, none of these Tax Returns is currently under audit or examination, and neither the Company nor any Subsidiary has received notice from any Governmental Authority that (i) any Tax Return that it filed will be audited or examined or that (ii) it is or may be liable for additional Taxes in respect of any Tax Return or for payment of Taxes in respect of a Tax Return that it did not file (because, for example, it believed that it was not subject to taxation by the jurisdiction in question).

         (b) Except as set forth on Schedule 5.14, the Company and its Subsidiaries have withheld and paid to the proper Governmental Authorities all Taxes that they were required to withhold and pay in respect of compensation or other amounts paid to any employee or independent contractor.

         (c) Except as set forth on Schedule 5.14, neither the Company nor any Subsidiary has extended the time in which to file any Tax Return, waived the statute of limitations for any Tax or agreed to any extension of time for a Tax assessment or deficiency.

         5.15 NO MATERIAL ADVERSE CHANGE. Since December 31, 1999, (i) there has been no Material Adverse Change and (ii) except as set forth on Schedule 5.15 and the transactions contemplated by this Agreement and the other Transaction Documents, the Company and its Subsidiaries have operated their business in the ordinary course of business in all material respects.

         5.16 NO BROKERAGE FEES. Except as set forth on Schedule 5.16, no brokerage or other fee, commission or compensation is to be paid by the Company or any Subsidiary to any Person in connection with the transactions hereunder except as contemplated herein.

         5.17 ERISA.
         (a) In the case of each Plan that the Company or any Subsidiary maintains or contributes to (or ever maintained or contributed to): (i) the Plan (and each related trust or insurance policy) complies (or complied) in form and in operation in all material respects with the applicable requirements of ERISA and the Code, as the case may be; (ii) all required contributions to or premiums or other payments in respect of the Plan have been paid, and all required reports and descriptions have been filed with the proper Governmental Authority or distributed to participants as appropriate; (iii) there have been no "prohibited transactions' (as defined in Section 406 of ERISA and Section 4975 of the Code) in respect of the Plan; (iv) no action, suit, proceeding, arbitration, hearing or investigation in respect of the administration of the Plan or the investment of Plan assets is pending or, to the Company's knowledge, threatened, and to the Company's knowledge, there is no basis for any such action, suit, proceeding, arbitration, hearing or investigation; and (v) no Plan is subject to Title IV of ERISA.

         (b) Except to the extent required by Section 4980B of the Code, neither the Company nor any Subsidiary provides health or other welfare benefits to any retired or former employee or is obligated to provide health or other welfare benefits to any active employee following his or her retirement or other termination of service.

         5.18 INTELLECTUAL PROPERTY. Each of the Company and its Subsidiaries owns or possesses the right to use all patents, trademarks, service marks, trade names, copyrights, know-how, franchises, software and software licenses used in or necessary for the operation of its business as currently conducted, free from burdensome restrictions except where such failure to own or possess the right to use would not reasonably be expected to have a Material Adverse Effect. All such rights are described on Schedule 5.18. Each executive officer and senior manager of the Company and its Subsidiaries has executed and delivered to the Company a confidentiality agreement. To the Company's knowledge, no present or former executive officer or senior manager has breached any such agreement.

         5.19 ENVIRONMENTAL. Each of the Company and its Subsidiaries is in compliance with all Environmental Laws applicable to such entity or its business except for such non-compliances as in the aggregate would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of, or is aware of, any violation or alleged violation, or any liability or asserted liability, under any Environmental Law, with respect to such entity or its business or its premises. The only premises occupied by the Company and its Subsidiaries are office spaces in multi-tenant commercial office buildings.

         5.20 SUBSIDIARIES. Neither the Company nor its Subsidiaries has any Subsidiaries, other than the Subsidiaries listed on Schedule 5.20 and all such Subsidiaries are wholly-owned, directly or indirectly, by the Company.

         5.21 TRANSACTIONS WITH AFFILIATES. No Affiliate and no officer or director of either the Company or any of its Subsidiaries or any individual related by blood, marriage, adoption or otherwise to any such Affiliate, officer or director, or any Person in which any such Affiliate, officer, director or individual related thereto owns any material beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or any of its Affiliates or has any material interest in any material property used by the Company or any of its Affiliates, except as set forth on Schedule 5.21.

         5.22 CAPITALIZATION. As of the Closing Date, the authorized capital stock of the Company and its Subsidiaries and the issued and outstanding shares thereof are as described on Schedule 5.22. As of the Closing Date, all outstanding shares of capital stock of the Company and its Subsidiaries will be duly authorized and validly issued, fully paid, nonassessable and free and clear of any Lien created by the Company or any Subsidiary thereof (other than Liens under the Senior Loan Documents). Except as described in Schedule 5.22, no other class of capital stock or other ownership interests of the Company or its Subsidiaries are authorized or outstanding. Except as described in Schedule 5.22, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire its capital stock or any warrants, options or other rights to acquire its capital stock. The Company does not have any outstanding securities convertible into capital stock of the Company (other than the Class B Common Stock and, as of the Closing, the Preferred Stock); and except for shares of Common Stock reserved for issuance upon the exercise of outstanding warrants or in connection with the Company Stock Option Plan, the Company does not have any shares of capital stock reserved for issuance (other than shares of Common Stock reserved for issuance upon conversion of the Class B Common Stock and, as of the Closing, upon conversion of the Preferred Stock). Except as set forth on Schedule 5.22 and other than the Company's outstanding warrants and stock options and this Agreement, the Company does not have any commitment to authorize, issue or sell any of its capital stock or securities convertible into or exchangeable for any of its capital stock. Neither the Company nor any of its Subsidiaries is a party to any "phantom stock", employee stock option plan, other equity-based incentive plan or similar agreement, other than the Company Stock Option Plan. Schedule
5.22 sets forth the number of shares of capital stock reserved for issuance upon the exercise of options granted or available to be granted under the Company Stock Option Plan. Schedule 5.22 also lists all of the Company's outstanding warrants to purchase capital stock. Except as set forth on Schedule 5.22, there are no preemptive or similar rights to purchase or otherwise acquire equity securities of, or interests in, the Company or any of its Subsidiaries pursuant to any Requirements of Law or Contractual Obligations applicable to the Company or any of its Subsidiaries. There are no existing rights with respect to registration or sale or resale under the Securities Act or the securities or blue sky laws of any state or jurisdiction of any securities of the Company or any of its Subsidiaries. The shares of Preferred Stock to be issued to each Purchaser on the Closing Date, and any additional shares of Preferred Stock to be issued as preferential dividends pursuant to the terms thereof will, upon issuance to such Purchaser, have the designations, preferences, qualifications, limitations, restrictions and such special and relevant rights as are set forth in the Certificate of Designation and the DGCL.

         5.23 COMMISSION FILINGS. Since April 23, 1998 (the date of the Company's initial public offering), the Company has filed with the Commission, on a timely basis, all registration statements, reports on Form 10-K, 10-Q and 8-K, proxy statements and information statements, and other documents that it was required to file under the Securities Act or the Exchange Act. As of the respective dates of such filings, none of the Company's filings with the Commission contained (and the Company's most recent Form 10-K does not contain) an untrue statement of a material fact or omitted (and the Company's most recent Form 10-K does not omit) to state any material fact necessary to make any statement of a material fact that it contained, in light of the circumstances in which made, not misleading; and when filed with the Commission, each of such filings with the Commission complied in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. The Company is eligible to file a registration statement on Form S-3 and has taken all actions which would be required to permit sales of its securities under Rule 144 under the Securities Act.

         5.24 INVESTMENT COMPANY; PUBLIC UTILITY HOLDING COMPANY. Neither the Company nor any of its Subsidiaries is an "investment company" or a "company controlled by an investment company" or an "affiliated person" or "promoter" or "principal underwriter" for, an "investment company," within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.25 SECURITIES ACT. Based upon the representations and warranties of each Purchaser in Section 6 of this Agreement, (i) the Preferred Stock to be issued pursuant to the terms of this Agreement, any Preferred Stock to be issued as preferential dividends pursuant to the terms thereof and the Common Stock issuable upon conversion of such Preferred Stock and (ii) the issuance by the Company thereof, are not required to be registered under the Securities Act or under the securities or blue sky laws of any state or jurisdiction.

         5.26 BOOKS AND RECORDS. The minute books of the Company and of each of the Subsidiaries contain, in all material respects, true, complete and accurate records of all meetings and other corporate actions of each of their respective stockholders, partners, members, board of directors and all committees, if any, appointed by its board of directors in each case, since the later of (x) the formation of the Company or such Subsidiary or (y) the date of the Company's initial public offering, and accurate and complete copies thereof have been made available to the Purchasers.

         5.27 CERTAIN PAYMENTS. Other than discounts, rebates and incentives provided to customers and commissions and similar compensation paid to sales agents in the ordinary course of business, neither the Company nor any Subsidiary nor any officer, director, employee or agent of the Company or any Subsidiary or, to the Company's knowledge, any other Person associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly made or paid any contribution, gift, bribe, rebate, payoff, kickback or other payment (whether in money, property or services or any other form) to any Person (i) in order to gain or pay for favorable treatment in obtaining business or special concessions or (ii) in violation of any Requirements of Law (including Section 30A of the Exchange Act).

         5.28 YEAR 2000 COMPLIANCE. The computer systems and switches of the Company (including all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment) are Year 2000 Compliant except where the failure to be Year 2000 Compliant would not have a Material Adverse Effect.

         5.29 TRADE RELATIONS. Except as set forth on Schedule 5.29, there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between the Company or any of its Subsidiaries and any customer or supplier that would reasonably be expected to have a Material Adverse Effect or to prevent the Company or any of its Subsidiaries from conducting their business after the consummation of the transactions contemplated by this Agreement in substantially the same manner as it is currently being conducted or is proposed to be conducted.


                                   ARTICLE VI

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

         Each Purchaser as to itself and not as to any other Purchaser hereby severally represents and warrants to the Company, as appropriate, as follows:

         6.1 AUTHORIZATION; NO CONTRAVENTION. Such Purchaser (unless an individual) is duly organized, validly existing and in good standing as a corporation, limited liability company or general or limited partnership under the laws of the state of its incorporation or formation. The execution, delivery and performance by such Purchaser of this Agreement (a) is within the such Purchaser's power and authority and has been duly authorized by all necessary partnership, company or corporate action, (b) does not contravene the terms of such Purchaser's organizational documents or any amendment thereof and (c) will not violate, conflict with or result in any breach or contravention of any material Contractual Obligation of such Purchaser, or any material Requirement of Law directly relating to such Purchaser.

         6.2 BINDING EFFECT. This Agreement has been duly executed and delivered by such Purchaser, and this Agreement constitutes the legal, valid and binding obligation of such Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability.

         6.3 ACCREDITED INVESTOR; PURCHASE FOR OWN ACCOUNT. Such Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act. The Preferred Stock to be issued pursuant to the terms of this Agreement, any Preferred Stock to be issued as preferential dividends pursuant to the terms thereof and the shares of Common Stock to be issued upon conversion of such Preferred Stock are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of such Purchaser at all times to sell or otherwise dispose of all or any part of such Preferred Stock or any shares of Common Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act. If such Purchaser should in the future decide to dispose of such Preferred Stock or any shares of Common Stock issued upon conversion of the Preferred Stock, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. Such Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing such Preferred Stock or any shares of Common Stock issued upon conversion of the Preferred Stock to the following effect:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS."

         The requirement to include the legend set forth above shall cease and terminate as to any particular shares of Preferred Stock or Common Stock (a) when, in the opinion of Ropes & Gray, or other counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such shares have been effectively registered under the Securities Act or transferred pursuant to Rule
144. Whenever (x) such requirement shall cease and terminate as to any such shares or (y) such shares shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth above.

         Such Purchaser also agrees to the imprinting, so long as required by law, of a legend on certificates representing its shares of Preferred Stock:

         "THESE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING CERTAIN TRANSFER RESTRICTIONS, OF THAT CERTAIN CORPORATE GOVERNANCE AGREEMENT, DATED AS OF APRIL 11, 2000, AMONG THE COMPANY AND CERTAIN OF THE COMPANY'S STOCKHOLDERS. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST TO THE COMPANY MADE BY THE HOLDER OF THIS CERTIFICATE."

         6.4 GOVERNMENTAL AUTHORIZATIONS. Except for clearance under the Hart-Scott-Rodino Act, no notice to, consent of, or registration, filing or declaration with, any Governmental Authority is required in connection with such Purchaser's execution, delivery and performance of this Agreement and the Transaction Documents and consummation of the contemplated transactions.

         6.5 NO BROKERS OR FINDERS. Except as disclosed on Schedule 6.5, no agent, broker, finder, or investment or commercial banker or other Person or firm engaged by or acting on behalf of such Purchaser in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or such transaction.

         6.6 OWNERSHIP OF COMPANY SECURITIES; VOTING AND OTHER AGREEMENTS. Immediately following the Closing, such Purchaser will not beneficially own any securities of the Company other than the Preferred Stock and the Option Preferred Stock issuable upon the exercise of the Option Agreement. Such Purchaser does not have any agreements, arrangements or understandings with any other Person (other than with other Purchasers who are Affiliates of such Purchaser) with regard to acquiring, holding, voting or disposing of the securities of the Company other than as set forth in this Agreement and in the other Transaction Documents to which such Purchaser is a party.


                                   ARTICLE VII

                                    COVENANTS

         7.1 HSR CLEARANCE. The Company and each of the Purchasers shall cooperate with and provide each other, respectively, with any information that each party reasonably requires and file such notices and responses as may be necessary to enable each party to obtain any required clearance under the Hart-Scott-Rodino Act. Each such Purchaser required to obtain such clearance agrees to use all reasonable best efforts to obtain such clearance as promptly as practicable on or prior to the Closing Date.

         7.2 RESERVATION OF SHARES. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares, free of preemptive rights, (i) such number of its duly authorized shares of Preferred Stock as shall be sufficient to enable the Company to pay preferential dividends pursuant to the terms of the Certificate of Designation with respect to all shares of Preferred Stock issued thereunder, (ii) such number of duly authorized shares of Option Preferred Stock as shall be sufficient to enable the Company to issue the full number of shares of Option Preferred Stock issuable upon exercise of the Option, (iii) such number of its duly authorized shares of Option Preferred Stock as shall be sufficient to enable the Company to pay preferential dividends pursuant to the terms of the Option Stock Designation with respect to all shares of Option Preferred Stock issued thereunder and (iv) such number of its duly authorized shares of Common Stock as shall be sufficient to enable the Company to issue Common Stock upon conversion of all such Preferred Stock and Option Preferred Stock.

         7.3 PUC CONSENTS. The Company shall use all of its commercially reasonable efforts to obtain all of the authorizations, consents, approvals, licenses and/or exemptions listed on Schedule 5.4 on or prior to the Closing Date.

         7.4 DELIVERY OF FINANCIAL AND BUSINESS INFORMATION. The Company shall deliver the following to (i) each Purchaser and (ii) each Permitted Transferee (holding at least 5% of the Underlying Common Stock), so long as at least 20% of the Underlying Common Stock continues to be beneficially owned by the Purchasers and Permitted Transferees:

         (a) promptly upon becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that has become effective (without exhibits unless expressly requested), and each final prospectus and all related amendments filed by the Company or any Subsidiary with the Commission;

         (b) promptly, and in any event within 10 days after the Company becomes aware of the existence of any default under a material Contractual Obligation, a written notice specifying the nature and period of duration of the default and the action that the Company is taking or proposes to take with respect to the default;

         (c) concurrently with the delivery of such information to the lenders under the Senior Loan Agreement, copies of annual and quarterly financial statements of the Company prepared in accordance with GAAP; and

         (d) promptly upon becoming available for each month, the Company's (i) condensed consolidated financial statements, including income statement, balance sheet and statement of cash flow, (ii) revenue analysis, (iii) summary of customer activity, including customers, ISP trunk, voice trunk and voice lines,
(iv) functional organizational chart and staffing analysis, (v) summary of network cost package, (vi) selling, general and administrative expense analysis,
(vii) capital spending summary, and (viii) summary income statements through EBITDA by major markets.

         7.5 ACCESS TO PROPERTIES. The Company shall permit representatives designated by (i) the Purchasers and (ii) Permitted Transferees holding at least 5% of the Underlying Common Stock (both prior to Closing and for as long as the Purchasers and their Permitted Transferees own at least 20% of the Underlying Common Stock), upon reasonable notice, during normal business hours and at such other times as such Purchasers or Permitted Transferees reasonably may request, and without unreasonable interference with the Company's operations, to visit and inspect, at their expense, any of the properties, offices, personnel, accountants and advisors of the Company and its Subsidiaries with respect to any of the businesses and assets of the Company and its Subsidiaries, and the transactions contemplated by the Transaction Documents, and to examine the corporate and financial records of the Company and its Subsidiaries.

         7.6 PRE-CLOSING COVENANTS. At all times after execution of this Agreement and prior to the Closing (unless and until this Agreement is terminated in accordance with its terms), the Company shall not, without the prior written consent of the Purchasers (except as otherwise expressly permitted or required by this Agreement or any of the Transaction Documents), directly or indirectly take or commit to take any action that (i) would constitute a violation of the restrictions in Section 3.2 of the Corporate Governance Agreement if the action in question were to be taken after the Closing or that
(ii) would cause an adjustment to the Conversion Price under Sections 4.3, 4.4 or 4.5 of the Certificate of Designation if the Certificate of Designation had been duly filed and in effect as of the date of this Agreement.

         7.7 EXCLUSIVITY.

         (a) Except for the possible issuance and sale of up to 25,000 shares of the Company's Series C Convertible Preferred Stock to some of the lenders under the Senior Loan Agreement, the Company shall not, and shall cause its Affiliates, employees, investment bankers, attorneys, accountants and other agents not to, initiate, solicit or encourage any inquiries relating to, or the making of any Other Proposal or engage in negotiations or discussions with, or furnish any information to, any third party relating to any Other Proposal. As used in this Section 7.8, "Other Proposal" means any proposal made by any Person, other than the Purchasers, as a group, to acquire from the Company or any of its Affiliates, any convertible preferred stock, any other capital stock or any securities having equity or profit participation features ("Equity Securities"), or any debt securities in lieu of, or substitution for, any Equity Securities; provided, that the term "Other Proposal" shall not include (i) any proposed acquisition, by sale, merger or otherwise, of all or substantially all of the Company's outstanding capital stock or assets or (ii) any proposed stock or asset acquisitions, by sale, merger or otherwise, by the Company or one of its Affiliates which involves the issuance to the sellers by the Company of its capital stock as consideration.

         The Company shall advise the Purchasers in writing of (i) the receipt, directly or indirectly, of any inquiries relating to an Other Proposal promptly following such receipt and (ii) the status of any discussions or negotiations with respect thereto. Following the receipt, directly or indirectly of any Other Proposal (or any inquiry referred to in clause (i) above), the Company shall furnish to the Purchasers either a copy of such Other Proposal (or such inquiry) or a written summary of such Other Proposal (or such inquiry). In addition, the Company shall not, and shall cause its Affiliates, employees, investment bankers, attorneys, accountants and other agents not to, actually consummate, or enter into any Contractual Obligation or otherwise commit to consummate, any transaction that includes or would include as any part thereof the acquisition by any Person, other than the Purchasers, directly or indirectly, from the Company or any of its Affiliates, any Equity Securities, or any debt securities in lieu of or substitution for any Equity Securities.

         (b) The restrictions on and obligations of the Company under Section 7.8(a) shall terminate on the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement pursuant to Section 8.3(a).

         7.8 TAX MATTERS. The Purchasers intend that no pay-in-kind dividends on the Preferred Stock or Option Preferred Stock will, when paid or accrued, be includible in the Purchasers' gross income for federal, state or local tax purposes. Accordingly, unless the Company concludes in good faith, with the assistance and advice of its accountants and counsel, that there is no reasonable basis to make or file any Tax Return that is consistent with such intention, the Company shall not make or file any Tax Return that is inconsistent with such intention.

         7.9 CONFIDENTIALITY. Each Purchaser will hold, and will use its reasonable efforts to cause its Permitted Transferees, and each Purchaser's and each Permitted Transferee's officers, partners, directors, employees, accountants, counsel, consultants, advisors and agents (the "Representatives") to hold, in confidence, at all times unless compelled to disclose by judicial or administrative process or by other Requirements of Law, all confidential documents and information concerning the Company and it Affiliates that are furnished to such Purchaser and its Permitted Transferees, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Purchaser, Permitted Transferee or such Representatives or (ii) in the public domain through no fault of such Purchaser, such Permitted Transferee or such Representative. If any Purchaser or Permitted Transferee, or any of their respective Representatives is requested to disclose any confidential information by judicial or administrative process or by other Requirements of Law, such Person shall promptly notify the Company of such request so that the Company may seek an appropriate protective order. Each Purchaser agrees that it will not, and will use its reasonable best efforts to cause its Permitted Transferees and the Representatives not to, use any confidential documents or information for any purpose other than monitoring and evaluating its investment in the Company and in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each Purchaser will, and will use its reasonable best efforts to cause its Representatives to, destroy or deliver to the Company all documents and other materials, and all copies thereof, obtained by such Purchaser, or on its behalf, from the Company in connection with this Agreement and an investment in the Company.

         7.10 SCHEDULE 13D AND 13G. Each Purchaser agrees to provide the Company with a copy of any Schedule 13D or 13G that it intends to file at any time with the Commission in connection with their purchase of Preferred Stock in advance of such filing.

         7.11 ELECTION OF DIRECTORS. The Company will cause two representatives of the Purchasers to be elected to the Company's Board of Directors on the day immediately following the Closing Date.

         7.12 SERIES C DESIGNATION. Without the prior written consent of the Required Holders, the Company agrees that (a) it will not sell more than an aggregate of 25,000 shares of Series C Preferred Stock and no such sale shall occur on or after April 17, 2000, (b) such stock will not be sold for a purchase price of less than $1,000 per share, (c) such stock will not be sold to any Person other than the current lenders under the Senior Loan Agreement or their Affiliates, no one of which will be permitted to purchase more than 10,000 shares of such stock, (d) the Series C Preferred Stock Purchase Agreement will not be amended, supplemented or otherwise modified in any material respect prior to the closing thereunder, except to include therein the number of shares of Series C Preferred Stock to be purchased thereunder and (e) the Series C Designation will not be amended, supplemented or otherwise modified prior to the filing of such designation with the Secretary of State of Delaware, except to include therein the number of shares of Series C Preferred Stock to be created thereunder.

         7.13 ADDITIONAL COVENANT. The parties hereto agree to Exhibit M which is incorporated herein by this reference.


                                  ARTICLE VIII

                          INDEMNIFICATION; TERMINATION

         8.1 INDEMNIFICATION. Effective upon the Closing, the Company agrees to indemnify and hold harmless the Purchasers and their Affiliates and their officers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, a "Company Indemnified Party") to the fullest extent permitted by law, from and against any and all losses, demands, actions, costs, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Company Liabilities") incurred or suffered by such Company Indemnified Party resulting from or arising out of (i) any misrepresentation or breach of any representation or warranty of the Company in this Agreement, any other Transaction Document or any certificate or instrument delivered pursuant thereto, (ii) any breach of any covenant or obligation of the Company in this Agreement or any other Transaction Document, or (iii) any investigation or proceeding against the Company or any Company Indemnified Party and arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Company Indemnified Party because of this Agreement, any other Transaction Document or such other documents or transactions contemplated hereby or thereby; provided that (x) the Company shall not be liable under Section 8.1(iii) to a Company Indemnified Party for any liabilities resulting primarily from any actions that involved the gross negligence or willful misconduct of such Company Indemnified Party or the breach by any Company Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained herein or in any other Transaction Documents.

         8.2 NOTIFICATION. The Company Indemnified Party, under Section 8.1(iii) will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Company Indemnified Party in respect of which indemnity may be sought from the Company under Section 8.1(iii), notify the Company in writing of the commencement thereof. The omission of any Company Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Company Indemnified Party under Section 8.1(iii) unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Company Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to the Company Indemnified Party; provided, that any Company Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and a Company Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Company Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Company Indemnified Party, a conflict or likely conflict exists between the Company, on the one hand, and such Company Indemnified Party, on the other hand, that would make such separate representation advisable, provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel). The Company agrees that it will not, without the prior written consent of a Company Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Company Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Company Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against a Company Indemnified Party without the prior written consent of the Company.

         8.3 TERMINATION.

         (a) This Agreement may be terminated at any time prior to the Closing
Date: (i) by mutual written agreement of the Company and each Purchaser; (ii) by the Company or the Purchasers if the Closing shall not have been consummated on or before June 30, 2000, (iii) by the Company or the Purchasers if a Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any action having the effect of permanently restraining or enjoining the transactions contemplated by this Agreement or (iv) by the Company if any one of the Purchasers (who is obligated to purchase at least 100,000 shares of the Preferred Stock) defaults in its obligations under this Agreement to purchase such Preferred Stock (a "Closing Failure").

         (b) If this Agreement is terminated as permitted by Section 8.3(a), such termination shall be without liability of any party hereto (or their respective Affiliates) to any other party hereto; provided, however, that nothing shall relieve any party from liability if such termination shall result from the (i) willful failure by any party to fulfill a condition to the performance of the obligations of the other parties, (ii) willful failure by any party to perform a covenant of this Agreement, (iii) willful breach by any party hereto of any representation or warranty contained in this Agreement or (iv) a Closing Failure. The provisions of Sections 7.10, 8.3, 9.2, 9.8 and 9.11 shall survive any termination hereof pursuant to Section 8.3.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 CLAIMS AND SUITS UNDER SECTION 8.1. No claim may be made or suit instituted under Section 8.1 with respect to any breach of a representation or warranty (except if it relates to a breach of Sections 5.1, 5.2, 5.3, 5.8, and 5.22 or if it relates to fraud) after the date that is eighteen (18) months after the Closing Date or, as to the representations and warranties in Section
5.14 after the expiration of applicable statutes of limitation with respect to the subject matter of each such representation and warranty, unless the Company Indemnified Party has given the indemnifying party written notice of such claim or suit (describing with reasonable specificity the amount of and basis for such claim or suit) on or prior to such date.

         9.2 NOTICES. All notices, requests, claims, demands and other communications ("Notices") provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, recognized overnight courier service or personal delivery:

         (a)      if to the Company:

                           US LEC Corp.
                           Transamerica Square
                           401 N. Tryon Street, Suite 1000
                           Charlotte, North Carolina 28202
                           Attention:  General Counsel
                           Telecopier:  (704) 319-3098
         with a required copy to:

                           Moore & Van Allen, PLLC
                           100 North Tryon Street, Floor 47
                           Charlotte, North Carolina 28202-4003
                           Attention:  Barney Stewart III
                           Telecopier:  (704) 331-1151

         (b)      if to the Purchasers:

                           Bain Capital, Inc.
                           Two Copley Place
                           Boston, Massachusetts 02116
                           Attention:  Ian K. Loring
                           Telecopier:  (617) 572-3274

                           and to:

                           Thomas H. Lee Partners, L.P.
                           75 State Street, 26th Floor
                           Boston, Massachusetts 02109
                           Attention:  Anthony J. DiNovi
                           Telecopier (617) 227-3514

         with a required copy to:

                           Ropes & Gray
                           One International Plaza
                           Boston, Massachusetts 02110-2624
                           Attention:  Philip J. Smith
                           Telecopier:  (617) 951-7050

         All Notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged by the individual to whom the telecopy is sent, if telecopied.

         9.3 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and except as otherwise set forth in the Transaction Documents (including, without limitation, the Corporate Governance Agreement), the Purchasers may assign any of their rights under this Agreement, to any Person who is a Permitted Transferee. The Company may not assign any of its rights under this Agreement without the prior written consent of the Purchasers. Except as provided in Article 9, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

         9.4 DETERMINATIONS, REQUESTS OR CONSENTS. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure of the Company from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by the Company and the Required Holders (as defined below) in accordance with this Section 9.4, and (b) only in the specific instance and for the specific purpose for which made or given. All determinations, requests, consents, waivers or amendments to be made by the Purchasers in their opinion or judgment or with their approval or otherwise pursuant to this Agreement shall be made (i) at any time following the Closing, by the holders of at least 51% of the then outstanding Purchaser Preferred Stock or (ii) at any time prior to the Closing, by Purchasers who have committed to purchase hereunder at least 51% of the Purchaser Preferred Stock (in either case, the "Required Holders").

         9.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         9.6 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         9.7 GOVERNING LAW. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law of such state.

         9.8 SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         9.9 RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         9.10 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior contemporaneous agreements and understandings between the parties with respect to such subject matter.

         9.11     CERTAIN EXPENSES.

         (a) The Purchasers and the Company shall each pay their own fees and expenses in connection with the negotiation and preparation of this Agreement and consummation of the transactions contemplated herein with the exception that the Company shall pay or reimburse the Purchasers for their fees and expenses (including HSR filing fees, the fees and expenses of their counsel and accountants, and the expenses incurred by representatives of the Purchasers) for the negotiation and preparation of the Transaction Documents and the consummation of the purchase transactions contemplated thereby, including the exercise of the Option Agreement. Thereafter, subject to the provisions of
Section 9.11(c), the Company shall reimburse the Purchasers for the reasonable fees and expenses which they incur from time to time in consulting with their counsel and accountants with respect to the Transaction Documents and any amendments, supplements, consents or waivers with respect to such documents. Reasonable documentation shall be provided to the Company by the Purchasers for all fees and expenses which the Company has agreed to reimburse pursuant to this
Section 9.11(a).

         (b) The Company shall not be required to pay or reimburse the Purchasers for any of their fees and expenses in the event that the Closing does not occur; provided, however, the Company shall be required to pay or reimburse the Purchasers for such fees and expenses if the Closing does not occur due to the failure of the Company to satisfy the closing conditions under Section 3 of this Agreement.

         (c) If any action, suit or proceeding is commenced by any Purchaser after the Closing arising out of or related to an alleged breach by the Company of a covenant in any Transaction Document, such Purchaser or Purchasers shall be entitled to reimbursement by the Company of the attorneys fees and expenses, accountants fees and expenses and other costs incurred in investigating, prosecuting or defending such action, suit or proceeding, payable within 10 days after presentation to the Company of reasonable documentation for such fees, expenses and costs; provided, however, that the Company shall not be liable for such fees and expenses in the event that it is finally determined that no such breach occurred.

         9.12 PUBLICITY. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval will not be unreasonably withheld). If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

         9.13 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement and/or the Certificate of Incorporation.


                           [Signature Pages To Follow]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                     US LEC CORP.


                                     By: /s/ Michael K. Robinson
                                         -----------------------------------
                                     Name:  Michael K. Robinson
                                     Title: Executive Vice President and
                                            Chief Financial Officer


                                     BAIN CAPITAL CLEC INVESTORS, L.L.C.


                                     By:      Bain Capital Fund VI, L.P.,
                                              its Administrative Member
                                     By:      Bain Capital Partners VI, L.P.,
                                              its General Partner
                                     By:      Bain Capital Investors VI, Inc.,
                                              its general partner


                                     By: /s/ Michael A. Krupka
                                         -----------------------------------
                                     Name:
                                     Title: Managing Director


                                     THOMAS H. LEE EQUITY FUND IV, L.P.

                                              By:   THL Equity Advisors IV, LLC,
                                              its general partner


                                     By: /s/ Anthony J. DiNovi
                                         -----------------------------------
                                     Name:  Anthony J. DiNovi
                                     Title: Managing Director

                                     THOMAS H. LEE FOREIGN FUND IV-B, L.P.

                                     By:      THL Equity Advisors IV, LLC,
                                              its general partner


                                     By: /s/ Anthony J. DiNovi
                                         -----------------------------------
                                     Name:  Anthony J. DiNovi
                                     Title: Managing Director


                                     THOMAS H. LEE FOREIGN FUND IV, L.P.

                                     By:      THL Equity Advisors IV, LLC,
                                              its general partner


                                     By: /s/ Scott M. Sperling
                                         -----------------------------------
                                     Name:  Scott M. Sperling
                                     Title: Managing Director


                                     PUTNAM INVESTMENT HOLDINGS, LLC


                                     By: /s/ William H. Woolverton
                                         -----------------------------------
                                     Name:  William H. Woolverton
                                     Title: Managing Director


                                     1997 THOMAS H. LEE NOMINEE TRUST


                                     By: /s/ Gerald Wheeler
                                         -----------------------------------
                                         Trustee

                                     THOMAS H. LEE CHARITABLE
                                     INVESTMENT LIMITED PARTNERSHIP


                                     By: /s/ Thomas H. Lee
                                         -----------------------------------
                                     Name:  Thomas H. Lee
                                     Title: President


                                     /s/ David V. Harkins
                                     -----------------------------------
                                     DAVID V. HARKINS


                                     THE HARKINS 1995 GIFT TRUST


                                     By: /s/ Sheryll J. Harkins
                                         -----------------------------------
                                         Trustee


                                     /s/ Scott A. Schoen
                                     -----------------------------------
                                     SCOTT A. SCHOEN


                                     /s/ C. Hunter Boll
                                     -----------------------------------
                                     C. HUNTER BOLL


                                     /s/ Scott M. Sperling
                                     -----------------------------------
                                     SCOTT M. SPERLING


                                     /s/ Anthony J. DiNovi
                                     -----------------------------------
                                     ANTHONY J. DINOVI


                                     /s/ Thomas M. Hagerty
                                     -----------------------------------
                                     THOMAS M. HAGERTY


                                     /s/ Warren C. Smith, Jr.
                                     -----------------------------------
                                     WARREN C. SMITH, JR.

                                     /s/ Seth W. Lawry
                                     -----------------------------------
                                     SETH W. LAWRY


                                     /s/ Kent R. Weldon
                                     -----------------------------------
                                     KENT R. WELDON


                                     /s/ Terrence M. Mullen
                                     -----------------------------------
                                     TERRENCE M. MULLEN


                                     /s/ Todd M. Abbrecht
                                     -----------------------------------
                                     TODD M. ABBRECHT


                                     /s/ Charles A. Brizius
                                     -----------------------------------
                                     CHARLES A. BRIZIUS


                                     /s/ Scott Jaeckel
                                     -----------------------------------
                                     SCOTT L. JAECKEL


                                     /s/ Soren Oberg
                                     -----------------------------------
                                     SOREN L. OBERG


                                     /s/ Thomas R. Shepherd
                                     -----------------------------------
                                     THOMAS R. SHEPHERD


                                     /s/ Wendy L. Masler
                                     -----------------------------------
                                     WENDY L. MASLER


                                     /s/ Andrew D. Flaster
                                     -----------------------------------
                                     ANDREW D. FLASTER

                                     ROBERT SCHIFF LEE 1988 IRREVOCABLE TRUST


                                     By: /s/ Charles W. Robins
                                         --------------------------------
                                     Trustee:  Charles W. Robins


                                     ------------------------------------
                                     STEPHEN ZACHARY LEE


                                     /s/ Charles W. Robins
                                     --------------------------------
                                     CHARLES W. ROBINS AS CUSTODIAN FOR
                                     JESSE LEE


                                     /s/ Charles W. Robins
                                     --------------------------------
                                     CHARLES W. ROBINS AS CUSTODIAN FOR
                                     NATHAN LEE


                                     /s/ Charles W. Robins
                                     --------------------------------
                                     CHARLES W. ROBINS


                                     /s/ James Westra
                                     --------------------------------
                                     JAMES WESTRA


                                     /s/ Adam A. Abramson
                                     --------------------------------
                                     ADAM A. ABRAMSON



                                     --------------------------------
                                     JOANNE M. RAMOS


                                     /s/ P. Holden Spaht
                                     --------------------------------
                                     P. HOLDEN SPAHT


                                     /s/ Nancy M. Graham
                                     --------------------------------
                                     NANCY M. GRAHAM

                                     /s/ Gregory A. Ciongoli
                                     --------------------------------
                                     GREGORY A. CIONGOLI


                                     /s/ Wm. Matthews Kelly
                                     --------------------------------
                                     WM. MATTHEW KELLY


                                     /s/ K. F. Sullivan
                                     --------------------------------
                                     KEVIN F. SULLIVAN


                                     /s/ Diane M. Barriere
                                     --------------------------------
                                     DIANE M. BARRIERE


                                     /s/ Kim H. Oakley
                                     --------------------------------
                                     KIM H. OAKLEY